                                                                      Exhibit 12

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Statements of Ratio of Earnings of Fixed Charges
                                ($ in millions)


                                                                       Twelve Months
                                                                     Ended December 31,
                                                      ---------------------------------------------
                                                       2002      2001      2000     1999      1998
                                                      ------    ------    ------   ------    ------
Consolidated Income (Loss) from
Continuing Operations before Income Taxes              727.6     491.2     465.6    556.1     461.1

Adjustments:
      Interest during construction                      (3.0)     (2.2)     (2.2)    (2.8)     (2.1)
      Distributed (Undistributed) equity income         (2.5)      2.2      (5.5)    (5.8)     (0.4)
      Fixed charges                                    149.5     183.4     194.7    183.8     163.3
                                                      ------    ------    ------   ------    ------
            Earnings Available                         871.6     674.6     652.6    731.3     621.9
                                                      ------    ------    ------   ------    ------

Fixed Charges:
      Interest on long-term and short-term debt        121.7     175.5     174.0    167.8     146.8
      Portion of rentals representing interest          27.8       7.9      20.7     16.0      16.5
                                                      ------    ------    ------   ------    ------
Total Fixed Charges                                    149.5     183.4     194.7    183.8     163.3
                                                      ------    ------    ------   ------    ------
Ratio of Earnings to Fixed Charges                      5.83      3.68      3.35     3.98      3.81
                                                      ======    ======    ======   ======    ======

Prior periods have been restated to reflect discontinued operations.